UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2009

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, LP

(Exact name of Registrant as specified in its charter)

            Delaware                0-14187                  94-2940208

      (State or other jurisdiction (Commission            (I.R.S. Employer

           of incorporation)        File Number)        Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Consolidated Capital Institutional Properties/3, LP, a Delaware limited partnership (the “Registrant”), owns a 100% interest in CCIP/3 Sandpiper, LLC, a Delaware limited liability company (the “Partnership”), which owns Sienna Bay Apartments (“Sienna Bay”), a 276-unit apartment complex located in St. Petersburg, Florida. On May 1, 2009 (the “Effective Date”), the Registrant and one other partnership (together the “Selling Partnerships”) that together own two apartment complexes containing an aggregate of 476 units entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, DT Group Development, Inc., a California limited liability company (the “Purchaser”), to sell the two apartment complexes (together the “Properties” and individually a “Property”) owned by the Selling Partnerships to the Purchaser for a total sales price of $28,500,000, $17,500,000 of which will be allocated to Sienna Bay. Each of the Selling Partnerships is affiliated with AIMCO Properties, L.P., an affiliate of the General Partner of the Registrant.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as an exhibit.

PURCHASE PRICE.  The total purchase price is $28,500,000, $17,500,000 of which will be allocated to Sienna Bay, subject to certain prorations and adjustments at the closing.  Within two business days following the Effective Date, the Purchaser agreed to deliver an initial deposit of $425,000, of which $175,000 is allocated to Sienna Bay. On or before the expiration of the feasibility period, the Purchaser agreed to deliver an additional deposit of $425,000, of which $175,000 is allocated to Sienna Bay. At closing, subject to the occurrence of the loan assumption, the Purchaser will receive a credit against the purchase price in the amount equal to the outstanding balances of the mortgage loans encumbering the properties. If the Purchaser fails to notify the Selling Partnerships in writing of its intent to terminate the contract prior to the end of the feasibility period, the two deposits will become non-refundable.

CLOSING.  The parties agreed that the Purchaser would assume the mortgage loans on the Properties at closing. The Purchaser has until June 15, 2009 to obtain approval from the existing lender to assume the Properties’ mortgage loans.  If the Purchaser notifies the Selling Partnerships on June 15, 2009 that loan assumption approval was not obtained and the Purchaser used its best efforts to obtain the loan assumption approval, the Purchaser will have the right to terminate the Purchase Agreement. The expected closing date of the transaction is July 1, 2009. The Purchaser has the right to extend the closing date by 30 days by delivering a written notice to the Selling Partnerships no later than five days prior to the then scheduled closing date together with an additional deposit of $100,000, of which $50,000 would be allocated to Sienna Bay. The Selling Partnerships have the right to extend the closing to July 31, 2009 or to a date following the then scheduled closing date in order to finalize documentation related to the loan assumption by delivering written notice to the Purchaser. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  The Selling Partnerships will pay documentary stamp taxes related to transfer of the Properties and recording of the deed, one-half of any premiums or fees related to the title policy and one-half of the customary closing costs of the escrow agent. The Purchaser will pay the cost of recording any instruments required to discharge any liens or encumbrances against the Properties, one-half of any premiums or fees related to the title policy, costs of any endorsements to the title policy, documentary stamp taxes related to loan assumption and one-half of the customary closing costs of the escrow agent.

REPRESENTATIONS AND WARRANTIES.  The Selling Partnerships and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS.  The risk of loss or damage to Sienna Bay by reason of any insured or uninsured casualty during the period through and including the closing date equal to or less than $1,750,000 will be borne by the Partnership. The Selling Partnerships must maintain in full force and effect until the closing date all existing insurance coverage on the Properties.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without the prior written approval of the Selling Partnerships.

DEFAULTS AND REMEDIES.  If the Purchaser defaults on its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, the Purchaser will forfeit its deposits to the Selling Partnerships, and neither the Purchaser nor Selling Partnerships will be obligated to proceed with the purchase and sale of the Properties.  The Selling Partnerships expressly waived the remedies of specific performance and additional damages for defaults by the Purchaser.

If the Selling Partnerships, prior to the closing, default in their representations, warranties, covenants, or obligations, the Purchaser has the option of (i) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages, its documented direct and actual out-of-pocket expenses and costs up to $50,000 per Property or, subject to certain conditions, (ii) seeking specific performance of each of the Selling Partnerships’ obligation to deliver the deed for such Selling Partnership’s Property pursuant to the Purchase Agreement.

Item 9.01   Financial Statements and Exhibits

(c)   Exhibits

10.72       Purchase and Sale Contract between Fisherman’s Landing Apartments Limited Partnership, a Florida limited partnership and CCIP/3 Sandpiper, LLC, a Delaware limited liability company and DT Group Development, Inc., a California corporation, dated May 1, 2009.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                     CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, LP

By:  ConCap Equities, Inc.

General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Vice President

Date: May 7, 2009